Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 14, 2016

among

ANACOR PHARMACEUTICALS, INC.,

PFIZER INC.

and

QUATTRO MERGER SUB INC.

TABLE OF CONTENTS

i

ii

Annex I – Offer Conditions

Exhibit A – Form of Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 14, 2016, among Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Pfizer Inc., a Delaware corporation (“Parent”), and Quattro Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.001 par value, of the Company (collectively, the “Shares”) at a price of $99.25 per Share (the “Offer Price”), net to the seller in cash, without interest; and

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company without stockholder approval in accordance with Section 251(h) of Delaware Law, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of assets representing 15% or more of the consolidated assets, revenues or net income of the Company, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets, revenue or net income of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets, revenues or net income of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets, revenues or net income of the Company, or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law, code, constitution, rule, regulation, order, ordinance, permit, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Palo Alto, California or New York, New York, United States are authorized or required by Applicable Law to close.

“Capped Call Transactions” means (i) the Base Capped Call Transaction Confirmation, dated as of March 31, 2016, by and between the Company and Citigroup Global Markets Inc., (ii) the Base Capped Call Transaction Confirmation, dated as of March 31, 2016, by and between the Company and Goldman, Sachs & Co., (iii) Additional Capped Call Transaction Confirmation, dated as of April 1, 2016, by and between the Company and Citigroup Global Markets Inc. and (iv) Additional Capped Call Transaction Confirmation, dated as of April 1, 2016, by and between the Company and Goldman, Sachs & Co.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2015 and the footnotes thereto set forth in the Company 10-K.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Material Adverse Effect” means any event, change, effect, condition, development, occurrence or circumstance that, individually or in the aggregate, has a material adverse effect on the financial condition, business, results of operations or assets of the Company and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from (i) changes or proposed changes after the date hereof in GAAP or the authoritative interpretation thereof, (ii) general economic, political or regulatory conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes or proposed changes after the date hereof in Applicable Law or the authoritative interpretation thereof, (v) acts of war, sabotage or terrorism or natural disasters, (vi) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, Collaboration Partners, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation arising out of the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (it being understood that this clause (vi) shall not apply with respect to a representation or warranty contained in Section 5.02, 5.03, 5.04, 5.17(c) or 5.24 of this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the written request of Parent or Merger Sub, (ix) changes in the price and/or trading volume of the Shares or any other securities of the Company on the NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) the consummation of the Merger or the other transactions contemplated by this Agreement, except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other participants operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plan, program, policy, agreement or arrangement, other than any such arrangement that is (i) statutorily mandated or (ii) implemented, administered or operated by any Governmental Authority.

“Company Service Provider” means an employee, director or independent contractor who is a natural person of the Company or any of its Subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board of Directors, each member of which the Board of Directors determined is an “independent director” (within the meaning of the applicable NASDAQ rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise, permit, license or other binding instrument.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Claim” means any Action, order, injunction, judgment, decree, ruling, award, settlement or notice (written or oral) alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Material, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Laws” means any Applicable Laws relating to pollution or protection of human (including workplace) health and safety (but solely with respect to exposure to, or Releases of, Hazardous Materials) or the environment or natural resources, including those relating to Releases, threatened Releases, uses, storage, recycling, treatment, generation, transportation, disposal, processing, handling, labeling or presence of Hazardous Materials, or solid and hazardous waste, discharges of Hazardous Materials to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Applicable Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, excluding in each case, Health Care Laws.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Materials” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances (i) that are regulated as hazardous, toxic or words of similar import, or for which liability can be imposed due to or relating to such characteristics, pursuant to Applicable Laws pertaining to pollution, the environment or natural resources or (ii) the presence, handling, or management of which requires registration, authorization, investigation or remediation under Applicable Laws pertaining to pollution, the environment or natural resources, including by example “hazardous substances” and “hazardous wastes” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, respectively.

“Health Care Laws” means, to the extent applicable, (i) the U.S. Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. §§ 301 et seq.), (ii) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), (iii) the Patient Protection and Affordable Care Act, (iv) the Physician Payments Sunshine Act, (v) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C.§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a -7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), (vi) the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), (vii) requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), and state pharmaceutical assistance programs and regulations under such Applicable Laws, (viii) any regulations promulgated pursuant to any of the foregoing Applicable Laws and (ix) any comparable foreign Applicable Law for any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any or all of the following in any jurisdiction throughout the world: (i) issued patents, patent applications (including provisional and Patent Cooperation Treaty applications), supplementary protection certificates, and statutory invention certificates, including divisions, continuations, continuations-in-part, renewals, substitutions, extensions, reissues, and reexaminations of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, certification marks, collective marks, trade dress, trade names, corporate names, and other designators of source or origin, and all registrations and applications for any of the foregoing (including all renewals of same), and together with all goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (iii) Internet domain names; (iv) published and unpublished original works of authorship, copyrights and moral rights therein and thereto, and registrations and applications therefor, and all renewals and extensions thereof (collectively, “Copyrights”); (v) any secret, confidential and proprietary information, including formula, process, device, or compilation, used in and valuable to a business and which (by virtue of its nature and secrecy) gives its owner an advantage over competitors who do not know or use it (“Trade Secrets”); and (vi) all other intellectual property or intellectual property rights (in each case whether or not subject to statutory registration or protection).

“Key Product” means each of the following Company products or product candidates: KERYDIN (tavaborole) topical solution and crisaborole topical ointment.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the executive officers of Parent.

“Lien” means, with respect to any property or asset, any mortgage, lien, license (other than non-exclusive licenses in the ordinary course of business consistent with past practice), pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Material Adverse Effect” means any event, change, effect, condition, development, occurrence or circumstance that, individually or in the aggregate, prevents the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby.

“ Permits” any franchises, grants, authorizations, licenses, franchises, permits, easements, variances, exceptions, exemptions, waivers, consents, certificates, registrations, accreditations, clearances, approvals and orders of any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, or any group (as such term is used in Section 13 of 1934 Act) including a Governmental Authority or an instrumentality thereof.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration or other movement in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives.

“Restricted Countries” means Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine and, for all transactions originating from Canada, Belarus.

“Restricted Party Lists” means the list of sanctioned entities maintained by the United Nations Security Council; the Specially Designated Nationals List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities, as published by the U.S. Health and Human Services – Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; and the list of persons and entities suspended or debarred from contracting with the U.S. government.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned by such Person.

“Tax” means any federal, state, local or foreign tax of any nature whatsoever (including any income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, VAT, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, estimated or other tax) or other like assessment or charge (including withholding in respect of Taxes on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing

Authority”) responsible for the imposition, collection or administration of any such tax or like assessment or charge.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any attachment thereto and any amendment thereof.

“Third Party” means any Person other than Parent or any of its Affiliates.

“Willful Breach” means (i) a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement and (ii) with respect to Parent and Merger Sub, the failure to pay the Offer Price for the Shares, the Merger Consideration and all payments in respect of the Company Options and Company Restricted Stock Units, in each case as and when required hereunder.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2021 Convertible Notes	5.05(b)
2021 Convertible Notes Indenture	5.05(b)
2023 Convertible Notes	5.05(b)
2023 Convertible Notes Indenture	5.05(b)
Acceptance Time	2.01(d)
Action	5.13
Adverse Recommendation Change	7.03(a)
Agreement	Preamble
Anti-Bribery Laws	5.22(a)
Antitrust Division	9.01(b)
Board of Directors	2.02(a)
Certificate of Merger	3.01(c)
Certificates	3.03(a)
Closing	3.01(b)
Collaboration Partners	5.12(c)
Company	Preamble
Company Balance Sheet Date	5.10(a)
Company Disclosure Documents	5.09(a)
Company Intellectual Property	5.15(a)
Company Option	3.05(a)
Company Permits	5.12(b)
Company PSUs	5.05(a)

Term	Section
Company Recommendation	5.02(b)
Company Restricted Stock Unit	3.05(b)
Company SEC Documents	5.07(a)
Company Securities	5.05(c)
Company Subsidiary Securities	5.06(b)
Compensation Arrangement	5.24
Confidentiality Agreement	7.02(b)
Continuing Directors	12.03(a)
Continuing Employee	8.03(a)
Convertible Notes	5.05(b)
Covered Securityholders	5.24
D&O Insurance	8.02(d)
Effective Time	3.01(c)
e-mail	12.01
End Date	11.01(b)
Enforceability Exceptions	5.02(a)
ESPP	3.05(c)
Exchange Agent	3.03(a)
FCPA	5.22(a)
Financial Advisor Opinion	5.26
FTC	9.01(b)
Global Trade Laws	5.23(a)
Indemnified Person	8.02(a)
Indenture	5.05(b)
Indentures	5.05(b)
Initial Expiration Time	2.01(c)
Intervening Event	7.03(g)
Lease	5.14(b)
Material Contract	5.20(a)
Merger	3.01(a)
Merger Consideration	3.02(a)
Merger Sub	Preamble
Minimum Condition	Annex I
Offer	Recitals
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(e)
Offer Price	Recitals
Parent	Preamble
Parent Plan	8.03(b)
Permits	5.12(b)
Preferred Shares	5.05(a)
Sarbanes-Oxley Act	5.07(e)
Schedule 14D-9	2.02(d)
Schedule TO	2.01(e)

Term	Section
Shares	Recitals
Stockholder List Date	2.02(b)
Superior Proposal	7.03(f)
Surviving Corporation	3.01(a)
Termination Condition	Annex I
Termination Fee	12.04(b)
Uncertificated Shares	3.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

ARTICLE 2

THE OFFER

Section 2.01. The Offer. (a) Provided that nothing shall have occurred that would give rise to a right of Parent to terminate this Agreement pursuant to Section 11.01, and the Company shall have complied with its obligations under Section 2.02, as promptly as practicable after the date hereof, but in no event later than thirteen Business Days after the date hereof, Merger Sub shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. The Offer shall be subject to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which Merger Sub commences the Offer is referred to as the “Offer Commencement Date”.

(b)  Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not:

(i)  waive or change the Minimum Condition or the Termination Condition (in each case, as defined in Annex I);

(ii) decrease the Offer Price;

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the number of Shares subject to the Offer;

(v)  extend or otherwise change the expiration date of the Offer except as otherwise required or expressly permitted herein;

(vi)  impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of the Shares; or

(vii)  provide any “subsequent offering period” in accordance with Rule 14d-11 of the 1934 Act.

(c)  Unless extended as provided in this Agreement, the Offer shall expire at 11:59 p.m. (New York City time) on the date that is 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date (the “Initial Expiration Time”). Subject to the rights of Parent and Merger Sub to terminate this Agreement pursuant to Section 11.01, (i) if any of the Offer Conditions is not satisfied or waived at the Initial Expiration Time or at any other scheduled expiration time of the Offer, Merger Sub shall extend the Offer from time to time until such Offer Condition or Offer Conditions are satisfied or waived; provided that (i) Merger Sub shall not be required to extend the Offer beyond the End Date unless Parent is not then permitted to terminate this Agreement pursuant to Section 11.01(b)(i), in which case Merger Sub shall be required to extend the Offer beyond the End Date if this Agreement is not otherwise terminated pursuant to Section 11.01, (ii) no such individual extension of the Offer shall be for a period of more than ten Business Days or such other period as mutually agreed between the parties, and (iii) Merger Sub may extend the Offer for the minimum period required by any Applicable Law or the rules and regulations of the SEC or the NASDAQ or as may be necessary to resolve any comments of the SEC or its staff applicable to the Offer, the Schedule TO or Offer Documents. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended pursuant to this Section 2.01) unless this Agreement is validly terminated pursuant to Section 11.01.

If this Agreement is validly terminated pursuant to Section 11.01, Merger Sub shall promptly (and in any event within 24 hours following such termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Merger Sub prior to the acceptance for payment and payment for Shares tendered in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(d)  Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, promptly (within the meaning of Rule 14e-1(c) of the 1934 Act) after the expiration of the Offer, all Shares validly tendered and not validly withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment and paid for under the Offer, the “Acceptance Time”).

(e)  On the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the offer to purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable U.S. federal securities laws and any other Applicable Law. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Sub shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws and any other Applicable Law. The Company shall furnish to Parent and Merger Sub the information relating to the Company required by the 1934 Act to be set forth in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub shall provide the Company and its counsel with (A) any written comments or other written communications (and a summary of all substantive oral comments or communications) that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (B)  a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any substantive discussions or meetings with the SEC.

Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that the board of directors of the Company (the “Board of Directors”), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved that this Agreement and the Merger shall be governed by Section 251(h) of Delaware Law and that the Merger shall be consummated as soon as practicable following the Acceptance Time and (iv) subject to Section 7.03(b), resolved to make the Company Recommendation. Subject to Section 7.03(b), the Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation, as it may be amended or modified in accordance with this Agreement.

(b)  The Company shall promptly furnish Parent with a list of its stockholders and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”), and of all persons becoming record holders subsequent to such date, and shall provide to Parent such additional information (including updated lists of stockholders and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

(c)  Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby, each of Parent and Merger Sub shall hold in confidence the information contained in any such lists, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon the Company’s request, return to the Company or destroy all copies of such information in the possession of Parent and its Subsidiaries and direct its and their respective Representatives to do the same.

(d)  On the Offer Commencement Date, as soon as practicable after the commencement of the Offer, the Company shall (i) file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws and any other Applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03(b), shall include the Company Recommendation and a description thereof, and (ii)  cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by applicable U.S. federal securities laws and any other Applicable Law, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of Delaware Law. The Schedule 14D-9 shall include (A) in its entirety the Financial Advisor Opinion and a description thereof and (B) the notice of appraisal required to be delivered by the Company under Section 262(d) of Delaware Law at the time the Company first files the Schedule 14D-9 with the SEC. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws and any other Applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D- 9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Except with respect to any amendments filed after an Adverse Recommendation Change or in connection with any disclosure made in compliance with Section 7.03, the Company shall provide Parent, Merger Sub and their counsel with (i) any written comments or other written communications (and a summary of all substantive oral comments or communications) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC.

(e) The Company shall register the transfer of Shares accepted for payment pursuant to the Offer effective immediately after the Acceptance Time.

ARTICLE 3

THE MERGER

Section 3.01. The Merger. (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of Delaware Law and shall be effected as soon as practicable following the consummation of the Offer.

(b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as practicable after (and in no event later than the Business Day following) the Acceptance Time, subject to the satisfaction or (to the extent permissible) waiver by the party or parties entitled to the benefit thereof of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)  At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be mutually agreed by Parent and the Company and specified in the Certificate of Merger).

(d)  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 3.02. Conversion of Shares. At the Effective Time:

(a)  Except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each applicable holder thereof shall thereafter cease to have any rights with respect thereto, except only the right to receive the Merger Consideration upon the surrender of such Shares in accordance with this Section 3.02.

(b)  Each Share held by the Company as treasury stock (other than Shares in a Company Plan) or owned directly by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto. Each Share held by any wholly owned Subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the Effective Time, if any, shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c)  Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares held by Subsidiaries of the Company, if any, pursuant to Section 3.02(b)).

Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available (or cause to be made available) to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than four Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)  Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Shares.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)  After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal rights in accordance with Section 262 of Delaware Law shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights as are provided under Section 262 of Delaware Law, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of Delaware Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such Shares shall be treated as if they had been converted pursuant to Section 3.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of any such demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, offer to settle or settle, or otherwise negotiate any such demands, or agree to do any of the foregoing.

Section 3.05. Treatment of Equity Awards. (a) At the Effective Time, each option to purchase Shares granted under any Company Plan, whether vested or unvested and whether subject to time-based or performance-based vesting, that is outstanding as of immediately prior to the Effective Time (each, a “Company Option”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Option, become fully vested and exercisable as of immediately prior to the Effective Time and shall be cancelled in exchange for the right to receive a cash payment at the Effective Time from Parent to the holder thereof, equal to the product of (i) the excess, if any, of the Offer Price less the applicable per share exercise price of such Company Option multiplied by (ii) the number of Shares subject to such Company Option. Any Company Options with a per share exercise price equal to or greater than the Offer Price shall be cancelled for no consideration.

(b) Subject to Section 3.05(b) of the Company Disclosure Schedule, at the Effective Time, each restricted stock unit payable in Shares or the value of which is determined with reference to the value of Shares granted under any Company Plan, whether subject to time-based or performance-based vesting, that is outstanding as of immediately prior to the Effective Time (each, a “Company Restricted Stock Unit”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Restricted Stock Unit, become fully vested as of immediately prior to the Effective Time and shall be cancelled in exchange for the right to receive a cash payment at the Effective Time from Parent to the holder thereof equal to the product of (i) the Offer Price multiplied by (ii) the number of Shares underlying such Company Restricted Stock Unit.

(c)  Prior to the Effective Time, the Company shall take all action necessary to ensure that (i) no new offering periods under the Company’s 2010 Employee Stock Purchase Plan (the “ESPP”) will commence during the period from the date of this Agreement through the Effective Time, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (iii)  no individuals shall commence participation in the ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase Shares as of no later than ten Business Days prior to the Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the ESPP.

(d)  Prior to the Effective Time, the Company shall take all necessary action with respect to the Company Plans that provide for equity compensation as are necessary to give effect to the transactions contemplated by this Section 3.05, including satisfying any notice requirements. Notwithstanding anything contained herein to the contrary, Parent may process any payments contemplated by Sections 3.05(a) and 3.05(b) through the payroll of Parent, the Surviving Corporation, the Company or their respective Affiliates.

Section 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible into or exchangeable or exercisable for Shares) shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Options, settlement of Company Restricted Stock Units or conversion of Convertible Notes, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 3.06 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. To the extent that amounts are so deducted or withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 4.02. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed and publicly available before the date of this Agreement and since January 1, 2015 (but excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures that are similarly non-specific, predictive or forward-looking in nature, in each case other than any specific historical factual information contained therein, which shall not be excluded) or, subject to Section 12.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers required to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the respective provisions of its certificate of incorporation and bylaws.

Section 5.02. Corporate Authorization. (a) The execution, delivery and, assuming the representations and warranties set forth in Section 6.09 are true and correct, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Assuming the representations and warranties set forth in Section 6.09 are true and correct and the Offer has been consummated as provided herein, no vote of the holders of any class or series of capital stock of the Company and no corporate proceedings on the part of the Company are necessary to adopt this Agreement or to approve the transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved that this Agreement and the Merger shall be governed by Section 251(h) of Delaware Law and that the Merger shall be consummated as soon as practicable following the Acceptance Time and (iv) resolved, subject to Section 7.03(b), to recommend acceptance of the Offer by the stockholders of the Company (such recommendation, the “Company Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been modified in any non-de minimis respect or rescinded or withdrawn. Assuming the representations and warranties set forth in Section 6.09 are true and correct, (i) the foregoing resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Offer, the Merger and the other transactions contemplated hereby, the provisions of Section 203 of Delaware Law to the extent, if any, such section would otherwise be applicable thereto and (ii) as of the date hereof, no other state takeover statute or similar statute or regulation applicable to the Company or its Subsidiaries, and no analogous provision in the certificate of incorporation or the bylaws of the Company, applies with respect to this Agreement, the Offer, the Merger or the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, waiver, approval, license, permit, order or other authorization or action by or in respect of, permit from or filing by or with respect to the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NASDAQ and (e) any other actions or filings (1) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (2) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

Section 5.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or the bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default (with or without notice or lapse of time, or both) under any provision of, result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their respective businesses, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any right, obligation or loss of a benefit under, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (d) result in the creation or imposition of any Lien on any asset or property of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Shares”). As of May 10, 2016, there were outstanding 45,378,156 Shares, no Preferred Shares, Company Options to purchase an aggregate of 4,131,609 Shares, Company Restricted Stock Units (excluding performance-based Company Restricted Stock Units (“Company PSUs”)) underlying an aggregate of 396,784 Shares and Company PSUs underlying an aggregate of 100,880 Shares (assuming performance goals are satisfied at the target level) or an aggregate of 100,880 Shares (assuming performance goals are satisfied at the maximum level). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights.

(b) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote, other than (i) the Company’s 2.00% Convertible Senior Notes due 2021 (the “2021 Convertible Notes”) issued pursuant to the Indenture, dated as of October 16, 2014 (the “2021 Convertible Notes Indenture ”), by and between the Company and Wells Fargo Bank, National Association, as trustee, and (ii) the Company’s 2.00% Convertible Senior Notes due 2023 (the “ 2023 Convertible Notes”, and together with the 2021 Convertible Notes, the “Convertible Notes”) issued pursuant to the Indenture, dated as of April 6, 2016 (the “2023 Convertible Notes Indenture”, and together with the 2021 Convertible Notes Indentures, the “Indentures” and each of them, an “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee. From and after the date of the 2021 Convertible Notes Indenture through the date hereof, no event or circumstance has occurred that has resulted in an adjustment (other than an adjustment as a result of this Agreement or the transactions contemplated hereby) to the Conversion Rate (as defined in the 2021 Convertible Notes Indenture as in effect on the date hereof) from 32.2061 shares of Common Stock Rate (as defined in the 2021 Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of 2021 Convertible Notes. From and after the date of the 2023 Convertible Notes Indenture through the date hereof, no event or circumstance has occurred that has resulted in an adjustment (other than an adjustment as a result of this Agreement or the transactions contemplated hereby) to the Conversion Rate (as defined in the 2023 Convertible Notes Indenture as in effect on the date hereof) from 14.1201 shares of Common Stock Rate (as defined in the 2023 Convertible Notes Indenture as in effect on the date hereof) per $ 1,000 principal amount of 2023 Convertible Notes. From and after the date of entry into the Capped Call Transactions through the date hereof, no event or circumstance has occurred that has resulted in an adjustment to the terms of the Capped Call Transactions (other than as a result of this Agreement or the transactions contemplated hereby).

(c)  As of the date hereof, except as set forth in Section 5.05(a) and for changes since May 10, 2016 resulting from the exercise of Company Options, the settlement of Company Restricted Stock Units or the conversion of Convertible Notes, there are no issued or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except for the Convertible Notes, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities and since May 10, 2016 through the date hereof, there have been no repurchases, redemptions or other acquisitions by the Company of any Company Securities.

(d)  None of (i) the Shares or (ii) any other Company Securities are owned by any Subsidiary of the Company.

(e)  There are no voting trusts, Contracts or arrangements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any Company Securities.

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted except where the failure to have such necessary power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights, and are owned by the Company, directly or indirectly, free and clear of any Lien, except for any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of such Subsidiary. As of May 10, 2016, there were no issued or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any of its Company Subsidiary Securities.

(c)  There are no voting trusts, Contracts or arrangements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any Company Subsidiary Securities, other than, in the case of voting, the applicable Subsidiary’s organizational documents.

Section 5.07. SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or at any time since January 1, 2014 has been, required to file any reports, schedules, forms, statements or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and received by the Company prior to the date hereof and none of the Company SEC Documents is, to the knowledge of the Company as of the date hereof, the subject of ongoing SEC inquiry or investigation.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of (and giving effect to) the last such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply as to form, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder with respect thereto.

(c)  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of (and giving effect to) the last such amended or superseded filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management completed an evaluation of the effectiveness of the Company’s internal control over financial reporting in compliance with the applicable requirements of Section 404 of the Sarbanes-Oxley Act as of December 31, 2015, and such evaluation concluded that the Company’s internal control over financial reporting was effective as of such date. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, the Company has disclosed to the Company’s auditors or the audit committee of the Board of Directors, and to Parent, (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)  Since January 1, 2014, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) at the time they were filed, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited condensed interim financial statements). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects as necessary to permit the preparation of financial statements in accordance with GAAP and any other applicable legal and accounting requirements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off- balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or person or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), in each case, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and its Subsidiaries in the Company’s published financial statements or any Company SEC Documents.

Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9, and any amendments or supplements thereto (the “ Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act, and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 5.09 do not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied to the Company by Parent or Merger Sub or any of their Representatives specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. (a) Since December 31, 2015 (the “Company Balance Sheet Date”), (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and (ii) there has not been any event, change, effect, condition, development, occurrence, state of circumstances or fact that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From March 31, 2016 until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clause (a), (b), (d), (e), (f), (g), (h), (q) or (r) of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company (including the notes thereto), other than: (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated hereby; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws; Permits; Regulatory Matters. (a) The Company and each of its Subsidiaries are and, since January 1, 2014, have been in compliance with, and to the knowledge of the Company, as of the date hereof, are not under investigation with respect to and have not otherwise been threatened to be charged with or given any other notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

(b) The Company and each of its Subsidiaries are and, since January 1, 2014, have been in possession of all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger or the other transactions contemplated hereby. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed, maintained or furnished all tariffs, reports, notices, filings, declarations, listings, registrations, authorizations, certifications, submissions, claims, notifications and other documents relating to the Company Permits with all Governmental Authorities that are required to have been so filed, maintained or furnished, all of which were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing if so required by Applicable Law) and in compliance with Applicable Laws when filed, and as of the date hereof no deficiencies have been asserted in writing by any applicable Governmental Authority with respect thereto, (ii) all Company Permits are in full force and effect and are not subject to any administrative or judicial proceeding or other action taken by any Governmental Authority to modify, terminate or revoke such Company Permit, and there has occurred no violation by the Company or its Subsidiaries of, default (with or without notice or lapse of time, or both) that would reasonably be expected to result in modification, termination or revocation thereof, (iii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of all Company Permits and (iv) to the Company’s knowledge, no suspension or cancellation of any Company Permit is threatened.

(c)  All activities of the Company, its Subsidiaries, each of their respective directors, officers, employees and authorized agents (while acting in such capacity), and, to the knowledge of the Company, the Company’s or its Subsidiaries’ research, development, collaboration or similar commercialization partners with respect to the Key Products (while acting in such capacity) (“Collaboration Partners”) are, and, since January 1, 2011, have been in compliance with all Health Care Laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all manufacturing, importation, exportation, processing, development, labeling, storage, testing, marketing, advertising, promoting, detailing and distribution conducted by the Company and its Subsidiaries and, to the knowledge of the Company, on behalf of the Company or its Subsidiaries or (with respect to the applicable Key Products) by the Collaboration Partners, are being, and since January 1, 2014, have been, conducted in accordance with Applicable Law and the requirements of the Company Permits. Since January 1, 2014, neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any Collaboration Partners (acting in such capacity with respect to the applicable Key Products) has received any written notice or, to the knowledge of the Company, any other written communication from the FDA or any other Governmental Authority alleging any violation of any Health Care Laws with respect to such activities or any FDA “warning letters” with respect to the Key Products or any of the Company’s or its Subsidiaries’ manufacturing or distribution processes or procedures for the Key Products, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company nor any of its Subsidiaries, nor to the knowledge of the Company any contract manufacturer with respect to the Key Products, is subject to an unresolved Governmental Authority shutdown or import or export prohibition, FDA Form 483 or other written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes, in each case as it applies to the Key Products or any of the Company’s manufacturing or distribution processes or procedures for Key Products, (ii) the Company has not received any written notices, information request letters, correspondence, orders or other written communications from the FDA or any other Governmental Authority issuing, requiring or causing any recall, seizure, detention, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other written notice relating to an alleged lack of safety or efficacy of or manufacturing deficiencies of any Key Products and (iii) the Company has not taken any such action voluntarily.

(e)  Since January 1, 2011, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all preclinical studies and clinical trials, and other studies and tests conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries have been, and if still pending are being, conducted in compliance with all Applicable Laws, (ii) no clinical trial conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons, (iii)  neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries, and (iv) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened actions or proceedings by the FDA or any other Governmental Authority that would reasonably be expected to prohibit or impede the sale of any Key Product into any market.

(f)  Since January 1, 2014, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or any Collaboration Partner (acting in such capacity) has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any Applicable Laws, (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective officers or key employees has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or any similar Applicable Law and (iii) as of the date hereof, there is no pending Action (or to the knowledge of the Company, threatened Action) against the Company, its Subsidiaries, or, to the knowledge of the Company, any of their respective officers or key employees that would reasonably be expected to result in such a material debarment.

(g) Neither the Company nor any of its Subsidiaries is a party to any material corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar written agreement, in each case, entered into with or imposed by any Governmental Authority, and, to the knowledge of the Company, no such action is currently pending.

Section 5.13. Litigation. (i) There is no action, suit, proceeding, complaint, claim, arbitration, investigation, inquiry, review, subpoena, demand, enforcement action or other request for information (an “Action”) pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries or any of their respective properties or any Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority and (ii) there is no order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and in compliance with this Agreement, in each case free and clear of all Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “ Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and is a binding obligation of the Company or its Subsidiary that is party thereto and, to the knowledge of the Company, of each other party thereto and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, is in violation of any provision of any Lease and, as of the date hereof, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute such a violation.

Section 5.15. Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) with respect to all registered and unregistered Intellectual Property exclusively owned or purported to be owned by the Company or its Subsidiaries or co-owned or jointly owned by the Company or its Subsidiaries with any Third Party (the “Company Intellectual Property”), (A) the Company and/or its Subsidiaries own, jointly-own, or co-own (with any Third Party, as applicable) all right, title, and interest in and to such Company Intellectual Property, (B) such Company Intellectual Property is free and clear of all Liens, (C) all issued Patents and registered Trademarks included in such Company Intellectual Property are valid, subsisting and enforceable and (D) such Company Intellectual Property is not the subject of any outstanding written injunction, decree, order, judgment or agreement, in each case, to which the Company or any of its Subsidiaries or Third Party co-owners or joint owners is a party, that adversely restricts the use, transfer, registration or licensing thereof by the Company or any of its Subsidiaries and (ii) the Company and its Subsidiaries have rights to use all Intellectual Property necessary to the conduct of the business or operations of the Company and its Subsidiaries as currently conducted (including the current operations with respect to marketed products and the current and currently contemplated operations with respect to the development and marketing of product candidates under current clinical development).

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the business and operations of the Company or its Subsidiaries as currently conducted does not, and the manufacture, sale, import or use of Key Products do not (or with respect to Key Products that are candidates, the currently contemplated development, manufacture, sale, import or use will not), infringe, misappropriate or otherwise violate the Intellectual Property of any Third Party and (ii) as of the date hereof, no claim is pending and either served or noticed in writing on, upon, or against, or threatened in writing against, the Company or any of its Subsidiaries (A) alleging such infringement, misappropriation or other violation or (B) challenging the validity, scope, use, or registrability of any Company Intellectual Property or the ownership by the Company or its Subsidiaries of such Company Intellectual Property or the right of the Company or any of its Subsidiaries to use such Company Intellectual Property.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, no Third Party is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property and (ii) as of the date hereof, no such claims have been asserted or threatened in writing against any person by the Company or any of its Subsidiaries.

(d)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, none of the Company Intellectual Property that consists of Patents and Trademarks is the subject of any pending litigation, reissue, interference, reexamination, post grant review inter partes review, covered business method review, derivation proceeding or opposition proceeding that has been served upon, or for which written notice has been provided to, the Company or its Subsidiaries, and (ii) the Company and its subsidiaries have not received any written notice since January 1, 2014 that any of the foregoing will hereafter be commenced.

(e)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no funding, facilities or personnel of any Governmental Authority anywhere in the world were used, directly or indirectly, to develop or create in whole or in part, any material Company Intellectual Property.

(f)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect the secrecy and confidentiality of the Company’s and its Subsidiaries’ material Trade Secrets that are owned by the Company or its Subsidiaries.

Section 5.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)  All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b)  Each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and payable and has collected and withheld (and remitted to the appropriate Taxing Authority) all Taxes required to be so collected or withheld (and remitted), except for Taxes being contested in good faith and for which adequate reserves have been established, in accordance with GAAP, on the financial statements of the Company included in the Company SEC Documents, and, in respect of Taxes where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)  The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)  There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable.

(e)  There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return.

(f)  Neither the Company nor any of its Subsidiaries (x) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (y) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company and/or its Subsidiaries) or (z) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Applicable Law), as transferee, successor, or otherwise.

(g)  None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Applicable Law) occurring during the two-year period ending on the date of this Agreement.

(h)  None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Applicable Law)

Section 5.17. Employee Benefit Plans. (a) For each material Company Plan, the Company has made available to Parent a copy of such plan and all material amendments thereto.

(b) Each Company Plan has been maintained in compliance with its terms and Applicable Law, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan that is intended to qualify for special tax treatment meets the requirements for such treatment. Neither the Company nor any entity, trade or business (whether or not incorporated) that, together with, the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a “multiemployer plan” (as defined in Section 3(37) of ERISA), a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) or a plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. All contributions, premiums or other amounts payable by the Company or its Subsidiaries as of the Effective Time pursuant to each Company Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will entitle any current or former Company Service Provider to any payment or benefit (or increase in any payment or benefit), accelerate the time of payment or vesting of any compensation or benefits or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust, other than with respect to the treatment of Company Options and Company Restricted Stock Units in accordance with Section 3.5.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(d)  No Company Plan provides any post-retirement medical, dental, life insurance or other welfare benefits to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including COBRA).

(e)  No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Company Plan before any Governmental Authority that, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.18. Employee and Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement. To the Company’s knowledge, as of the date hereof there is no labor union organizing activity being conducted with respect to any material segment of the Company Service Providers.

(b) Notwithstanding any other provisions in this Agreement to the contrary, the representations and warranties contained in Section 5.17 and this Section 5.18 are the only representations and warranties made by the Company with respect to employee benefits or labor and employment matters.

Section 5.19. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(ii)  the Company and each of its Subsidiaries have and, since January 1, 2014, have had all Permits necessary for their operations to comply with all applicable Environmental Laws and are and, since January 1, 2014, have been in compliance with the terms of such Permits;

(iii)  the operations of the Company and each of its Subsidiaries are and, since January 1, 2014, have been in compliance with the terms of applicable Environmental Laws; and

(iv)  neither the Company nor any of its Subsidiaries has incurred any liability or obligation, whether accrued, contingent, absolute or otherwise, under or as a result of any Environmental Law, any Permit relating to or required by Environmental Laws or any Hazardous Materials Release (including any such liability or obligation retained or assumed by Contract or by operation of law).

Section 5.20. Material Contracts. (a) Section 5.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each Contract described below in this Section 5.20(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), or to which any of their respective properties or assets is subject, in each case as of the date hereof (each Contract of a type described in this Section 5.20(a), other than a Company Plan, a “Material Contract”):

(i)  each Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries, or would, following the Closing, limit in any respect the freedom of Parent and its Affiliates (other than the Company or any of its Subsidiaries), to compete in any line of business, therapeutic, diagnostic or prophylactic area, class or type of drugs, device or mechanism of action, or geographic region, or with any Person, or (B) contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person or otherwise requires the Company and its Affiliates to work exclusively with any Person in any therapeutic, diagnostic or prophylactic area, class or type of drugs, device or mechanism of action, or geographic region;

(ii)  (A) any partnership, joint venture, strategic alliance, collaboration, co-promotion, supply, license or research and development project Contract that is material to the Company and its Subsidiaries, taken as a whole and (B) any other Contract to which the Company or any of its Subsidiaries is a party that provides for annual payments or receipts in excess of $2,500,000;

(iii)  each Contract relating to (A) outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money (or any commitments to provide such indebtedness) or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $2,000,000 or (B) any interest rate, foreign exchange, derivatives or hedging transaction in a notional amount in excess of $2,000,000, other than (1) contracts among the Company and its wholly owned Subsidiaries and (2) financial guarantees of obligations of wholly owned Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice;

(iv)  any material Contract with any (A) present or former director or officer of the Company, (B) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the Shares or (C) Affiliate of any Person described in the foregoing clauses (A) or (B), other than any employment or similar agreements, confidentiality agreements, invention assignment agreements, noncompetition agreements in favor of the Company or its Subsidiaries, indemnification agreements with directors and officers of the Company, Company Plans and contracts in connection therewith;

(v)  any Contract (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms or licenses contained in service contracts to the extent the licenses contained therein are incidental to such contract, non-exclusive and granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) is granted any license, option or covenant not sue with respect to any material Intellectual Property of a Third Party or (B) has granted to a Third Party any license, option or covenant not to sue with respect to any material Company Intellectual Property;

(vi)  each acquisition or divestiture Contract or licensing agreement that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $5,000,000;

(vii)  any shareholders, investors’ rights, registration rights or similar Contract with the Company or any of its Subsidiaries;

(viii)  any Contract involving the settlement of any Actions or threatened Actions (or series of related Actions) which (A) involve payments after the date hereof of consideration in excess of $1,000,000 or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business;

(ix) any material Contract with any Governmental Authority; and

(x) any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) The Company has provided to Parent prior to the date hereof an accurate and complete copy of each Material Contract. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and is a binding obligation of the Company or its Subsidiary that is party thereto and, to the Company’s knowledge, each other party thereto, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, is in violation of any provision of any Material Contract.

Section 5.21. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain insurance with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate; (b) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement (or replacements thereof) are in full force and effect, all premiums due on such policies have been paid by the Company or its Subsidiaries; and (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies where such breach or default would permit cancellation, termination or modification of such insurance policies.

Section 5.22. FCPA and Anti-Corruption. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2014:

(a)  neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of its Subsidiaries or any of the Company’s Collaboration Partners, agents, representatives, sales intermediaries or other Third Parties, in each case, acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly engaged in any activity or taken any action in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), the Anti-Kickback Act of 1986, the U.K. Bribery Act, any Applicable Law enacted in connection with, or arising under, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and any other Applicable Law that relates to bribery or corruption (collectively, “Anti-Bribery Laws”);

(b)  neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of its Subsidiaries or any of the Company’s Collaboration Partners, agents, representatives, sales intermediaries or other Third Parties, in each case, acting on behalf of the Company or any of its Subsidiaries, have been subject to any actual, pending or threatened in writing civil, criminal or administrative Actions or settlements, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries in any way relating to applicable Anti-Bribery Laws; and

(c) the Company and its Subsidiaries have (i) made and kept books and records, accounts and other records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries as and to the extent required by the FCPA in all material respects and (ii) instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Anti-Bribery Laws and maintain such policies and procedures in force.

Section 5.23. Global Trade Controls. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)  to the knowledge of the Company, the Company, its Subsidiaries, its and their respective directors, officers and employees, and its Collaboration Partners, agents, representatives, sales intermediaries and Third Parties, in each case, acting on behalf of the Company or any of its Subsidiaries, are in compliance with all applicable foreign or domestic export, import, re-export, anti-boycott, embargo or similar Applicable Laws (“Global Trade Laws”) in any jurisdiction in which the Company or any of its Subsidiaries have operated or currently operate;

(b)  to the knowledge of the Company, none of the Company, its Subsidiaries, its or their respective directors, officers or employees, or its Collaboration Partners, agents, representatives, sales intermediaries and Third Parties, in each case, acting on behalf of the Company or any of its Subsidiaries, has, since January 1, 2014, directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Person on one or more Restricted Party Lists or in any Restricted Country in violation of any Applicable Laws; and

(c)  to the knowledge of the Company, no investigations, review, audit, or inquiry by any Government Authority with respect to Global Trade Laws is pending or threatened against the Company, its Subsidiaries, its and their respective directors, officers or employees, or any of its Collaboration Partners, agents, representatives, sales intermediaries or any other Third Party, in each case, acting on behalf of the Company or any of its Subsidiaries.

Section 5.24. Rule 14d-10 Matters. All amounts payable to holders of Shares and other equity interests of the Company (“Covered Securityholders”) pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Prior to the

Acceptance Time, the Compensation Committee (i) will have approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act (a “Compensation Arrangement”) (A) the treatment of the Company Options and Company Restricted Stock Units in accordance with the terms set forth in this Agreement and the applicable Company Plan and (B) any other Compensation Arrangement that has been or will be negotiated, executed or amended in connection with or in anticipation of the transactions contemplated by this Agreement, whether before or after the date hereof, with current or future directors, officers or employees of the Company or its Subsidiaries who are holders of Shares, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the 1934 Act with respect to the foregoing arrangements.

Section 5.25. Finders’ Fees. Except for Citigroup Global Markets Inc., there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.26. Opinion of Financial Advisor. The Company has received the opinion (the “Financial Advisor Opinion”) of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Offer and the Merger is fair to the Company’s stockholders from a financial point of view.

Section 5.27. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 6, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub. The Company also acknowledges and agrees that Parent makes no representation or warranty with respect to any financial projections or forecasts of Parent or any of its Subsidiaries.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 6.01. Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers required to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was organized solely for the purpose of consummating the Offer and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 6.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no consent, waiver, approval, license, permit, order or other authorization or action by or in respect of, permit from or filing by or with respect to Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the 1934 Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of any national securities exchange on which securities of Parent are listed and (e) any other actions or filings (1) required solely by reason of the participation of the Company (as opposed to any other Third Party) in the transactions contemplated hereby or (2) the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default (with or without notice or lapse of time, or both) under any provision of, result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their respective businesses, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any right, obligation or loss of a benefit under, any Contract to which Parent or of any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (d) result in the creation or imposition of any Lien on any asset or property of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  The representations and warranties contained in this Section 6.05 do not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Offer Documents and the Company Disclosure Documents based upon information supplied to Parent or Merger Sub by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 6.06. Finders’ Fees. Except for Guggenheim Securities, LLC and Centerview Partners LLC, whose fees will be paid by Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 6.07. Financing. Parent has (or has available to it), and will have as of the Acceptance Time and Effective Time sufficient cash or cash equivalents to enable Parent and Merger Sub to pay in cash all amounts required to be paid by them in cash in connection with the transactions contemplated hereby. Parent and Merger

Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the transactions contemplated hereby, are not subject to, or conditioned on, receipt of financing.

Section 6.08. Litigation. As of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.09. Ownership of Shares. Neither Parent nor Merger Sub is, or at any time during the last three years has been, an “interested stockholder” of the Company within the meaning of Section 203 of Delaware Law. Prior to and as of the date of this Agreement, neither Parent nor Merger Sub has taken, or authorized any Representative of Parent or Merger Sub to take, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” within the meaning of Section 203 of Delaware Law or render Section 251(h) of Delaware Law inapplicable to the Merger. Neither Parent nor Merger Sub nor any of their controlled affiliates (as defined in Section 203 of Delaware Law) owns (within the meaning of Section 203 of Delaware Law) any Shares or holds any rights to acquire any Shares, except pursuant to this Agreement or acquired after the date hereof pursuant to the Offer.

Section 6.10. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company. Each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any financial projections or forecasts of the Company or any of its Subsidiaries.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees and maintain satisfactory relationships with Governmental Authorities, customers, suppliers, licensors, licensees and Collaboration Partners. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)  amend its certificate of incorporation, bylaws or other similar organizational documents;

(b)  (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan as in effect on the date of this Agreement;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Options in accordance with the terms of those options on the date of this Agreement, (B) any Shares upon the settlement of Company Restricted Stock Units in accordance with the terms of those restricted stock units on the date of this Agreement, (C) any Shares upon the conversion of the Convertible Notes in accordance with the terms of those notes on the date of this Agreement and (D) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan as in effect on the date of this Agreement;

(d)  acquire (by merger, consolidation, acquisition of stock or assets, formation of a joint venture or otherwise), directly or indirectly, any other Person or any assets, securities, properties, interests or businesses, except for amounts (including assumption of liabilities) that do not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(e)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(f) sell, lease, encumber, mortgage, dispose of, license (other than non-exclusive licenses granted in connection with the sale of products or services in the ordinary course of business) or otherwise transfer any of its assets, securities, properties, interests, businesses or Intellectual Property, except for (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) transactions involving assets, securities, properties, interests, businesses or Intellectual Property having a fair market value of less than $1,000,000 in the aggregate;

(g)  make any loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate, except for (i) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries and (ii) advances to employees or officers of the Company or any of its Subsidiaries for expenses which are de minimis in the ordinary course of business consistent with past practice;

(h)  (i) incur or repay any indebtedness for borrowed money or guarantees thereof, other than indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company or (ii) cancel, release or assign any indebtedness owed to it or any claims held by it against any person, except in each case as required by the terms of any of the Indentures;

(i)  make any capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(j)  renew, terminate, materially amend, or waive any material right under, any Material Contract or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement, in each case, except (i) in the ordinary course of business consistent with past practice or (ii) after August 31, 2016, for Contracts that may be terminated without penalty or ongoing obligation of the Company on less than 90 days’ notice (other than any Contract of the type described in Section 5.20(a)(i), for which the immediately preceding exceptions shall not apply);

(k)  enter into any material joint venture, license, alliance, joint promotion, co-marketing or development agreement or arrangement with any other person, including with respect to any Key Products or products in development with any other Person, except for Contracts entered into on or after August 31, 2016 that may be terminated without penalty or ongoing obligation of the Company on less than 90 days’ notice;

(l)  except as required under the terms of any Company Plan in effect on the date hereof, (i) increase the compensation or benefits of any current or former Company Service Provider, (ii) grant or award any bonus or incentive compensation to any current or former Company Service Provider, (iii) grant or provide any severance, termination, change-in-control or retention payments or benefits to any current or former Company Service Provider, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former Company Service Provider, (v) establish, adopt, terminate or amend any Company Plan, (vi) hire any new Company Service Provider, other than the hiring of non-executive employees with a total annual compensation opportunity not in excess of $250,000 in the ordinary course of business consistent with past practice, (vii) promote any employee of the Company or any of its Subsidiaries, other than the promotion of non-executive employees with a total annual compensation opportunity (whether before or after the promotion) not in excess of $250,000 in the ordinary course of business consistent with past practice, or (viii) terminate the services of any Company Service Provider other than for cause;

(m)  change the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(n)  settle or compromise any Action, except for settlements or compromises of non-criminal Actions that (i) with respect to the payment of monetary damages, involve monetary remedies with a value not in excess of $1,000,000, individually or in the aggregate, (ii) do not impose any material restriction on its business or businesses of its Subsidiaries, (iii) do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and do not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against the Company or any of its Subsidiaries or any license, cross license or similar arrangement with respect to any Intellectual Property or Key Product of the Company or any of its Subsidiaries and (iv) provide for a complete release of the claims in dispute giving rise to such settlement or compromise;

(o)  make or change any material Tax election, change any annual tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, request any ruling, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(p)  enter into, amend or cancel any material insurance policies other than in ordinary course of business;

(q) enter into any new line of business or therapeutic area;

(r)  (i) abandon, cancel, fail to renew, permit to lapse or fail to defend any challenge (other than a frivolous challenge) to (A) any material registered Company

Intellectual Property or (B) any material registered Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries to the extent the Company or a Subsidiary has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the Company or such Subsidiary, (ii) fail to renew, terminate or permit to lapse any Contract under which material Intellectual Property is licensed to the Company or any of its Subsidiaries, (iii) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secret of the Company or any of its Subsidiaries that is included in the Company Intellectual Property in a way that results in loss of material trade secret protection, except for any such disclosures made as a result of publication of a patent application filed by the Company or any of its Subsidiaries, or (iv) sell, transfer, license or otherwise encumber any material Intellectual Property of the Company or any of its Subsidiaries other than non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution and commercialization activities relating to products or services entered into in the ordinary course of business consistent with past practice;

(s)  take any action (other than any action expressly contemplated by this Agreement, the entry into this Agreement or the consummation of the Offer and the Merger) that would result in an adjustment (i) pursuant to any of Sections 4.04, 4.05 or 4.06 of the 2021 Convertible Notes Indenture to the Conversion Rate (as defined in the 2021 Convertible Notes Indenture as in effect on the date hereof) from 32.2061 shares of Common Stock Rate (as defined in the 2021 Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of 2021 Convertible Notes, (ii) pursuant to any of Sections 4.04, 4.05 or 4.06 of the 2023 Convertible Notes Indenture to the Conversion Rate (as defined in the 2023 Convertible Notes Indenture as in effect on the date hereof) from 14.1201 shares of Common Stock Rate (as defined in the 2023 Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of 2023 Convertible Notes or (iii) to the terms of the Capped Call Transactions; or

(t) agree, resolve or commit to do any of the foregoing.

Section 7.02. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 7.02 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including antitrust and privacy laws), (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts (such as the entry into a joint defense agreement or other arrangement) or (C) to the extent such information is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement; provided, that with respect to this clause (A), the Company shall use its commercially reasonable efforts to obtain any required consents or make alternative arrangements to permit such access or disclosure.

(b) All information exchanged pursuant to Section 7.02(a) shall be subject to the confidentiality agreement dated as of April 19, 2016 between the Company and Parent (the “Confidentiality Agreement”).

Section 7.03. No Solicitation; Other Offers. (a) No Shop. From the date hereof until the Effective Time, the Company shall not and shall cause its Subsidiaries and the Company’s directors and officers not to, and shall use reasonable best efforts to cause all of its and their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise knowingly cooperate in any way with, or knowingly assist, facilitate or encourage any effort by any Third Party, in each case, in connection with or in response to an Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) fail to make, or withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to fail to make or to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal that is a tender offer or exchange offer until the close of business on the tenth Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, without such action being considered an Adverse Recommendation Change); (D) other than with respect to a tender or exchange offer described in clause (C), following the date any Acquisition Proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release reaffirming the Company Recommendation within five Business Days after a request by Parent to do so (or, if earlier, by the second Business Day prior to the then-scheduled expiration date of the Offer) or (E) fail to include the Company Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) approve, recommend or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. The Company shall, shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause all of its and their respective other Representatives to, (i) cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Third Party within the last twelve months for the purposes of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, release any Third Party from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company or any of its controlled Affiliates is a party; provided that, notwithstanding anything to the contrary contained in this Agreement, if the Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Board of Directors, an Acquisition Proposal, conditioned upon such Third Party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 7.03. Except to the extent otherwise permitted by the proviso in the foregoing sentence, the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

(b) Exceptions. Notwithstanding Section 7.03(a), at any time prior to the Acceptance Time:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 7.03(a) and that the Board of Directors reasonably determines, in good faith, after consultation with outside counsel and its financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, (A) engage in negotiations or discussions with any Third Party and its Representatives regarding such an Acquisition Proposal and (B) furnish to such Third Party (or its Representatives) making such an Acquisition Proposal information, including non-public information, relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its

Subsidiaries pursuant to a confidentiality agreement containing terms that are not less restrictive in any non de minimis respect to the other party than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain a standstill provision); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;

(ii) subject to compliance with Section 7.03(e), the Board of Directors may, (A) in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 7.03(a) and that the Board of Directors has determined, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 11.01(d)(i) in order to enter into a definitive agreement for such Superior Proposal, or (B) in response to an Intervening Event (and not in response to an Acquisition Proposal), make an Adverse Recommendation Change, in each case referred to in the foregoing clauses (A) and (B), only if the Board of Directors determines in good faith, after consultation with outside legal counsel and its independent financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(c) In addition, nothing contained herein shall prevent the Company or the Board of Directors from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders) or (ii) making any disclosure to stockholders if the Board of Directors determines, in consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that any Adverse Recommendation Change will be subject to the terms and conditions of this Agreement (it being understood that (A) any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the 1934 Act and (B) any factual information to the Company’s stockholders that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a statement that the Board of Directors has not effected an Adverse Recommendation Change, shall not, in and of itself, be deemed to be an Adverse Recommendation Change).

(d) Required Notices. The Company shall not take any of the actions referred to in Section 7.03(b)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it may be considering making, or has made, an Acquisition Proposal, including the identity of such Third Party making the Acquisition Proposal and the material terms and conditions thereof (including providing Parent copies of any written materials submitted in connection with any Acquisition Proposal). The Company shall keep Parent reasonably informed on a reasonably current basis of the status and material terms and conditions of such Acquisition Proposal or the nature of any information requested of the Company or its Subsidiaries with respect thereto (including by promptly (but in no event later than twenty-four hours after receipt) providing to Parent copies of any written proposals, indications of interest, and/or draft agreements relating to such Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 7.03.

(e) Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 7.03(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least three Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, including, if applicable, the terms and conditions of, and the identity of the Third Party making, any such Superior Proposal and attaching a copy of any proposed agreements for the Superior Proposal (or a description of all material terms and conditions thereof) (it being understood and agreed that the delivery of the notification contemplated by this clause (i) shall not, in and of itself, constitute an Adverse Recommendation Change), (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, concerning any revisions to the terms of this Agreement proposed by Parent, (iii) following the end of such notice period, the Board of Directors shall have determined, after consultation with its outside legal counsel and financial advisor, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that, in the case of an Acquisition Proposal, such Acquisition Proposal would nevertheless continue to constitute a Superior Proposal (assuming the revisions committed to by Parent were to be given effect), and in any case and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, if applicable, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) above shall commence, during which time the Company shall be required to comply with the requirements of this Section 7.03(e) anew with respect to such additional notice, including clauses (i) through (iv) above; and provided, further, that the Company has complied in all material respects with its obligations under this Section 7.03(e).

(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (but substituting “50%” for all references to “15%” in the definition of such term), (i) on terms that the Board of Directors determines in good faith after consultation with outside counsel and its financial advisor, are more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger, taking into account the terms and conditions and all other relevant factors (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (taking into account any revisions to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal as contemplated by Section 7.03(e)) and (ii) that the Board of Directors determines is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.

(g) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means an event, fact, circumstance, development or occurrence that (i) was not known to the Board of Directors as of the date of this Agreement and does not relate to an Acquisition Proposal, which event or circumstance becomes known to or by the Board of Directors prior to the Acceptance Time or (ii) was known to the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not.

Section 7.04. Compensation Arrangements. Prior to the Effective Time, the Company (acting through its Compensation Committee) shall take all steps that may be necessary or advisable to cause (a) each employment compensation, severance and other employee benefit plan of the Company or its Subsidiaries, including the Company Plans, whether entered into by the Company or any of its Subsidiaries or amended prior to, on or after the date hereof with any of its directors, officers or employees pursuant to which consideration is payable to any director, officer or employee, (b) the treatment of the Company Options and Company Restricted Stock Units, as applicable, in accordance with the terms set forth in this Agreement, and (c) the applicable terms of Section 8.02 and Section 8.03, to be approved by the Compensation Committee as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Section 7.05. Treatment of Convertible Notes and Capped Call Transactions.

(a) Treatment of Convertible Notes. Within the time periods required by the terms of each Indenture, the Company shall take all actions required by the applicable Indentures to be performed by the Company prior to the Effective Time as a result of the execution and delivery of this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement, including the giving of any notices that may be required prior to the Effective Time in connection with the convertibility of the Convertible Notes, the delivery to the applicable trustee of any documents or instruments required to be delivered prior to the Effective Time to such trustee in connection with such transactions or otherwise required pursuant to either Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i)  executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time, a supplemental indenture, officer’s certificate and opinion of counsel pursuant to Section 4.07 and Article 9, as applicable, of each Indenture and (ii)  using its reasonable best efforts to cause the trustee under each Indenture to execute at the Effective Time such supplemental indentures.

(b)  Treatment of Capped Call Transactions. The Company agrees to use its reasonable best efforts to reasonably cooperate with Parent, at Parent’s written request, to enter into arrangements (such arrangements to be in form and substance reasonably acceptable to Parent) with the counterparties of each of the Capped Call Transactions to cause such Capped Call Transactions to be terminated and cancelled as of the Effective Time, it being understood that the calculation and settlement of any amounts payable thereunder shall be payable only in cash and subject to Parent’s prior approval.

(c)  Notwithstanding anything to the contrary herein, it is understood and agreed that nothing in Section 7.05 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time or (ii) enter into any instrument or agreement, or agree to any change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time does not occur. For the avoidance of doubt, and without limiting the foregoing in this Section 7.05, Parent and Merger Sub acknowledge and agree that the execution of supplemental indentures pursuant to Section 4.07 of the Indentures by the trustree pursuant to each Indenture, and terminating and cancelling the Capped Call Transactions, are not Offer Conditions.

Section 7.06. Delisting. The Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the delisting of the Shares from the NASDAQ and the termination of its registration under the 1934 Act, in each case, as promptly as practicable after the Effective Time.

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02. Director and Officer Liability.

(a)  For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause (including, if required, by providing sufficient funds to) the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to Action arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided, that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Indemnified Person is not entitled to indemnification.

(b)  For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)  From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)  Prior to the Effective Time, the Company shall (after consultation with Parent) or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain, and Parent shall cause the Surviving Corporation to maintain in effect for six years following the Effective Time, an extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the a minimum “A-” AM Best rating, with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place with the Company’s current insurance carrier or with an insurance carrier with a minimum “A-” AM Best rating, with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with a minimum “A-” AM Best rating, with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall cause to be maintained policies of insurance, which in the Surviving Corporation’s good faith determination, provide the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i)  consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(f)  The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the

Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.03. Employee Matters. (a) For a period commencing at the Effective Time and ending on the first anniversary thereof (or, such shorter period of employment, as the case may be), each Company Service Provider who continues to provide services to Parent, Merger Sub or any of their respective Subsidiaries (each, a “Continuing Employee”) shall receive from Parent or Merger Sub (i) an annual rate of salary, wages or commissions that is no less favorable than the annual rate of salary, wages or commissions provided to such Continuing Employee as of immediately prior to the expiration date of the Offer, (ii) cash bonus opportunities and aggregate employee benefits that are no less favorable than the cash bonus opportunities or aggregate employee benefits, as applicable, provided to such Continuing Employee as of immediately prior to the expiration date of the Offer and (iii) severance benefits that are no less favorable than the severance benefits for which such Continuing Employee was eligible immediately prior to the expiration date of the Offer; provided that, upon a qualifying termination of employment, such severance benefits shall in no event be less than six months of the annual rate of salary or wages provided to such Continuing Employee as of immediately prior to the expiration date of the Offer.

(b) As of the Effective Time, Parent shall, or shall cause the Surviving Corporation and any of its respective Subsidiaries or any of their respective third-party insurance providers or third party administrators to use commercially reasonable efforts, waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the Effective Time and to credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under any employee benefit plan of the Company or any of its Subsidiaries during the plan year (which includes the Acceptance Time) for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Merger Sub or any of their respective Subsidiaries. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give Continuing Employees full credit for purposes of eligibility, vesting, accruals and determination of level of benefits under any employee benefit and compensation plans or arrangements maintained by Parent, Merger Sub or an applicable Subsidiary that such employees may be eligible to participate in after the Effective Time (each, a “Parent Plan”) for such Continuing Employees’ service with the Company or any of its Subsidiaries, to the same extent that such service was credited for purposes of any comparable employee benefit or compensation plan or arrangement immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Parent shall not be required to provide credit for any purpose under any Parent Plan that is (i) a cash or equity incentive compensation plan, (ii) a defined benefit pension plan, (iii) a postretirement welfare plan or (iv) any Parent Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(c) Without limiting the generality of Section 12.06, the provisions of this Section 8.03 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 8.03. Nothing herein shall be deemed to (i) establish, amend or modify any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates, or (ii) limit the ability of Parent, Merger Sub, the Company or any of their Affiliates to discharge or terminate the employment or services of any current or former Company Service Provider at any time or for any reason whatsoever.

Section 8.04. Transfer Taxes. Except as otherwise provided in Section 3.03(c), all transfer, documentary, sales, use, stamp, registration and other such similar Taxes imposed with respect to the Offer and the Merger shall be paid by Parent and Merger Sub when due.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01. Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Parent acknowledges and agrees that its obligation to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement pursuant to this Section 9.01(a) includes divestitures, hold separate arrangements, the termination, assignment, novation or modification of contracts or other business relationships, the acceptance of restrictions on business operations, the entry into other commitments and limitations, and litigation, including with Governmental Authorities, to obtain the approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority to consummate the transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall (A) offer to take (and if such offer is accepted, commit to take) with respect to itself and the Company all actions necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the Offer and the other transactions contemplated hereby so as to enable the consummation thereof as promptly as reasonably practicable and (B) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses or enter into any licensing, collaboration or similar arrangements if any such acquisition, licensing, collaboration or similar arrangement, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the likelihood that the waiting period (or any extension thereof) under the HSR Act expires or is terminated. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that any such action shall be conditioned upon the consummation of the Offer and the other transactions contemplated hereby. Each party shall (1) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (2) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Offer and the other transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (3) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any

Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement. Notwithstanding anything to the contrary contained in this Section 9.01, Parent shall not be obligated to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries that generated worldwide revenues for the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, in excess of $125,000,000 in the aggregate in the last fiscal year (it being understood and agreed that Parent shall be obligated to take any such actions with respect to any businesses, services, or assets that generated worldwide revenues for the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, not in excess of $125,000,000 in the aggregate in the last fiscal year.

Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, the Schedule TO and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Schedule TO or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03. Public Announcements. Except in connection with press releases or other public statements made in compliance with Section 7.03, Parent and the Company shall consult with each other before issuing any press release (including their respective press releases with respect to the execution of this Agreement and the transactions contemplated hereby) or making any other public statement with respect to this Agreement or the transactions contemplated hereby, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with Applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties.

Section 9.04. Merger Without Meeting of Stockholders. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement. The parties shall take all necessary and appropriate action to cause the Merger to be effective without a meeting of stockholders of the Company in accordance with Section 251(h) of Delaware Law as soon as practicable following the consummation of the Offer. Prior to the Initial Expiration Time, Parent shall transfer or cause to be transferred to Merger Sub all Shares owned of record or beneficially by Parent or any of its other Subsidiaries and the parties agree to take all action required to cause such shares to be held of record by Merger Sub prior to the Acceptance Time.

Section 9.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following, if such party has knowledge thereof:

(a)  any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)  any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)  any Actions commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement;

provided that a party’s good faith failure to comply with this Section 9.06 (including the following sentence) shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right. The Company shall notify Parent as promptly as practicable of any written notice or other written communication from any party to any Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the transactions contemplated by this Agreement.

Section 9.07. Litigation and Proceedings. The Company shall control the defense or settlement of any litigation or other legal proceedings against the Company or any of its directors relating to this Agreement, the Offer or the other transactions contemplated by this Agreement; provided that the Company shall promptly advise Parent of any such litigation of which the Company is aware of, keep Parent reasonably informed regarding any such litigation and give Parent the opportunity to participate, at Parent’s expense, in such litigation or other legal proceedings; and provided, further, that the Company agrees that it shall not settle any such litigation or other legal proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 9.08. Takeover Statutes. None of Parent, the Company and their respective Subsidiaries shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover statute. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)  no injunction or other order issued by a court of competent jurisdiction or Applicable Law or legal prohibition shall prohibit the consummation of the Merger; and

(b)  Merger Sub shall have irrevocably accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i)  the Acceptance Time shall not have occurred on or before 5:00 p.m. New York City time on September 14, 2016 (the “End Date”); provided that (A) if, on the End Date, all of the Offer Conditions, other than the conditions set forth in clause (B) of Annex I and those Offer Conditions that by their nature are to be satisfied at the expiration date of the Offer, shall have been satisfied or waived, then the End Date shall automatically be extended by a period of 60 calendar days and (B) the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Acceptance Time to occur by such time; or

(ii)  there shall be any permanent injunction or other order issued by a court of competent jurisdiction restraining, making illegal or otherwise prohibiting consummation of the Offer or the Merger and such injunction or order shall have become final and non-appealable; provided the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party that has not complied with its obligations under Section 9.1 in respect of such injunction or order;

(c) by Parent, if, prior to the Acceptance Time:

(i) an Adverse Recommendation Change shall have occurred; or

(ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (D) or (E) of Annex I to exist and is incapable of being cured by the End Date or, if curable, is not cured by the Company by the earlier of (A) 30 days after receipt by the Company of written notice of such breach or failure and (B) the expiration of the Offer; provided that, at the time at which Parent or Merger Sub would otherwise exercise such termination right, Parent and Merger Sub shall not be in material breach of its or their obligations under this Agreement;

(d) by the Company if, prior to the Acceptance Time:

(i)  the Board of Directors authorizes the Company to enter into a written agreement concerning a Superior Proposal; provided that such Superior Proposal did not result from the Company’s material breach of the provisions of Section 7.03 and the Company complied in all material respects with its obligations pursuant to Section 7.03(e) in respect of such Superior Proposal; and provided further that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 12.04; or

(ii) a breach in any material respect of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that is incapable of being cured by the End Date or, if curable, is not cured by Parent or Merger Sub by the earlier of (A) 30 days after receipt by the Company of written notice of such breach or failure and (B) the expiration of the Offer; provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other parties.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the Willful Breach by any party of any of its covenants or agreements hereunder, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s stockholders, which shall be deemed in such event to be damages of such party) incurred or suffered by the other parties as a result of such failure or Willful Breach. The provisions of this Section 11.02 and Sections 2.02(c), 7.02(b), 12.01, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission or e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention:	Douglas M. Lankler

Bryan A. Supran

Facsimile No.:	(212) 573-0768

E-mail:	douglas.lankler@pfizer.com

bryan.supran@pfizer.com

with a copy, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Edward D. Herlihy

David K. Lam

Alison Z. Preiss

Facsimile No.:	(212) 403-2000

E-mail:	EDHerlihy@wlrk.com

DKLam@wlrk.com

AZPreiss@wlrk.com

if to the Company, to:

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA 94303

Attention:	Ryan T. Sullivan, General Counsel
Facsimile No.:	(480) 750-1185

E-mail:	rsullivan@anacor.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Michael Davis

H. Oliver Smith

Facsimile No.:	(212) 701-5800

E-mail:	michael.davis@davispolk.com

oliver.smith@davispolk.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Acceptance Time and prior to the Effective Time, (i) any termination of this Agreement by the Company pursuant to Section 11.01, any amendment of any provision of this Agreement or any waiver of any provision of this Agreement by the Company shall require the consent of the Board of Directors and, at the time of such consent, either (A) a majority of the directors on the Board of Directors were directors on the Board of Directors on the date hereof or were nominated or designated to be directors by a majority of the directors on the Board of Directors on the date hereof (such directors, “Continuing Directors”) or (B) if the Continuing Directors constitute a minority of the Board of Directors, each Continuing Director approves such termination, amendment or waiver and (ii) this Agreement may not be amended in any manner that causes the Merger Consideration to differ in any respect (including as to form or amount) from the Offer Price.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) or by the Company pursuant to Section 11.01(d)(i), then the Company shall pay to Parent in immediately available funds $180,814,000.00 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been made directly to the stockholders of the Company or otherwise becomes publicly known, or any Person publicly proposes or announces an intention to make an Acquisition Proposal, in each case that is not publicly withdrawn, (C) on the date of termination, the Offer Conditions set forth in clauses (B) and (C) of Annex I have been satisfied but the Minimum Condition has not been satisfied and (D) within 12 months after the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to or consummates any transaction included within the definition of Acquisition Proposal (whether or not involving the same Acquisition Proposal referred to in clause (B)) (provided that for purposes of this Section 12.04(b)(ii), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently upon the earlier of entering into such definitive agreement with respect such Acquisition Proposal or the consummation of such Acquisition Proposal, the Termination Fee.

(c) Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, except in the case of fraud (which fraud shall be governed by Section 11.02), Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 12.05. Disclosures. The parties hereto agree that any disclosure in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) such other representations and warranties of the Company that are contained in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 12.06. Binding Effect; Benefit; Assignment. (a) Subject to Section 12.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 8.02, Section 11.02 or Section 12.04(c) and (ii) for the right of the Company, on behalf of its stockholders, to pursue damages (which the parties acknowledge and agree may include the benefit of the bargain lost by the Company’s stockholders, which shall be deemed in such event to be damages of the Company) incurred or suffered as a result of Parent’s or Merger Sub’s Willful Breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and other than the right of any holders of Shares, Company Options and Company Restricted Stock Units to receive the Merger Consideration in respect of their Shares, Company Options and Company Restricted Stock Units, as contemplated by Article 3.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Merger Sub may assign its rights or interests hereunder, in whole or in part, to any of Parent’s wholly owned Subsidiaries, provided that no such assignment shall (i) relieve such Person of its obligations hereunder, (ii) impose any additional or incremental non-de minimis obligation, or otherwise have any non-de minimis adverse effect, on the Company or (iii) prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. Any purported assignment, delegation or other transfer without such consent shall be void.

Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 12.08, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Paul L. Berns
	Name:	Paul L. Berns
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PFIZER INC.

By:	/s/ Douglas E. Giordano
	Name:	Douglas E. Giordano
	Title:	Senior Vice President, Worldwide Business Development

[Signature Page to Agreement and Plan of Merger]

QUATTRO MERGER SUB INC.

By:	/s/ Douglas E. Giordano
	Name:	Douglas E. Giordano
	Title:	President and Treasurer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the 1934 Act, pay for any Shares validly tendered and not validly withdrawn if, as of immediately prior to the expiration of the Offer:

(A) there shall not have been validly tendered in accordance with the terms of the Offer, and not validly withdrawn, a number of Shares that, together with the Shares then owned by Parent and Merger Sub, represents at least a majority of the Shares then outstanding (the “Minimum Condition”),

(B) any waiting period (and any extension thereof) under the HSR Act applicable to the Offer or the Merger shall not have expired or been terminated,

(C) there shall be in effect any injunction or other order issued by a court of competent jurisdiction in the United States prohibiting the consummation of the Offer or the Merger,

(D) (i) the representations and warranties of the Company in Section 5.05(a) shall not be true and correct in all respects (except for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of such time, as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), (ii) any of the representations and warranties of the Company contained in Sections 5.01 (other than the third sentence thereof), 5.02, 5.05(b), the first sentence of 5.05(c), 5.25 and 5.26 shall not be true in all material respects at and as the date of this Agreement and at and as of such time, as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), (iii) the representations and warranties of the Company contained in Section 5.10(a)(ii) shall not be true in all respects at and as the date of this Agreement and at and as of such time, as if made at and as of such time, and (iv) any of the other representations and warranties of the Company contained in this Agreement shall not be true at and as the date of this Agreement and at and as of such time, as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, in which case only as of such time), and in the case of this clause (iv) such failures to be true have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of the condition in clauses (ii) and (iv), without regard to any qualifications or exceptions contained in such representations and warranties as to “materiality” or “Company Material Adverse Effect”),

(E) the Company shall have failed to perform in any material respect any of its obligations under this Agreement and such failure to perform shall not have been cured prior to such time,

(F) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (D) and (E) have been satisfied, or

(G) this Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

CERTIFICATE OF INCORPORATION

of

ANACOR PHARMACEUTICALS, INC.

ARTICLE I

The name of the corporation is Anacor Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board ”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE X

(a)  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of the Corporation.

(b)  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. Payment of such expenses incurred by former directors and officers, or by any other employees and agents of the Corporation, may be made by the Corporation, subject to such terms and conditions as the General Counsel in his or her discretion deems appropriate.

(c)  If a claim for indemnification or payment of expenses (including attorneys’ fees) under this Article Ten is not paid in full within sixty days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)  The right conferred on any person by this Article Ten shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(e)  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other company, partnership, joint venture, trust, nonprofit entity, or other enterprise.

(f) Any repeal or modification of the foregoing provisions of this Article Ten shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.